Exhibit 99.1

ChinaNet Online Holdings Reports Second Quarter 2011 Earnings

•	Q2 gross margin expanded by 1,145 basis points year-over-year to 62.2%
•	Signed 86 new customers to Liansuo.com in Q2 2011
•	$4.1 million operating cash flows in first six months of 2011

BEIJING, August 16, 2011 -- ChinaNet Online Holdings, Inc. ("ChinaNet" or the “Company”), (Nasdaq:CNET), a leading B2B integrated internet service provider for small to medium-sized enterprises (SMEs) to expand their sales networks in the People's Republic of China, today announced financial results for the second quarter of 2011.

Summary Financials

Second Quarter 2011 Results (USD) (unaudited)

	Q2 2011	Q2 2010	CHANGE
Sales	$9.1 million	$12.0 million	-25%
Gross Profit	$5.6 million	$6.1 million	-8%
Gross Margin	62.2%	50.7%	+23%
Net Income Attributable to Common Shareholders	$2.8 million	$4.0 million	-29%
EPS (Diluted)	$0.15	$0.20	-26%

Second Quarter 2011 Financial Results

"The significant slowdown in the SME market overshadowed the underlying progress we continue make in our strategic vision," began Mr. Handong Cheng, Chairman and CEO of the Company. "We believe our decision to diversify our customer base and expand our service offerings will allow us to navigate this downturn better than our competitors. With more than $16 million in cash and no debt, we are able to maintain investments in attractive opportunities such as our social networking services information platform, chuanye.com, and advertising and marketing platform, Liansuo.com. Regardless of the depth and duration of the slowdown, we remain confident we will emerge as a more resilient and competitive company."

Revenues for the second quarter of 2011 decreased 25% to $9.1 million from the second quarter of 2010 due to a significant slowdown in small business formation in China as a result of restrictive monetary policies. Revenues from internet advertising and marketing decreased 18% to $6.5 million due to lower revenues from branded customers. TV advertisement revenues fell 49% to $2.1 million as the Company reduced the total minutes of advertising time purchased in order to free up working capital. The Company experienced initial contributions from its complementary brand management and sales channel expansion services, with margins of 69%.

Second Quarter 2011 Revenue Breakdown By Business Unit (USD in thousands) (unaudited)

	Q2 2011%		Q2 2010%		% Change
Internet Advertisement	$6,457	71%	$7,887	66%	-18%
TV Advertisement	$2,059	23%	$4,021	33%	-49%
Bank Kiosk	$138	1%	$132	1%	+5%
Brand Mgmt. & Sales Channel Expansion	$427	5%	--	--	--

Total cost of sales for the second quarter of 2011 was $3.4 million compared to $5.9 million for the same period in 2010. Gross profit for the second quarter of 2011 was $5.6 million, representing gross margin of 62.2%, compared to $6.1 million in gross profit and a gross margin of 50.7% in the second quarter of 2010. Internet advertisement generated 74% gross margin in the second quarter of 2011, in line with the 70%-80% historical range. Margins for TV improved to 21% compared to 7% in the second quarter of 2010 due to increased efficiency in purchasing TV time.

Operating expenses for the three months ended June 30, 2011 were approximately $2.3 million, up 18% from the period a year ago. Selling expenses for the period remained steady at $0.9 million in the three months ended June 30, 2011 and 2010. Research and development expenses grew by 90% year-over-year to $0.4 million as the Company significantly increased technology and new product development projects.

Operating income for the second quarter of 2011 decreased by 19% over the prior year to $3.4 million. Operating margins improved 247 basis points year-over-year to 37.3%.

Net income attributable to common shareholders for the second quarter was $2.8 million and $4.0 million in the second quarter of 2011 and 2010, respectively. Diluted net income per share was $0.15 in the second quarter of 2011 compared to $0.20 in the same period in 2010, based on 20.0 million and 20.7 million outstanding shares, respectively.

Six Months 2011 Results (USD) (unaudited)

	1H 2011	1H 2010	CHANGE
Sales	$16.1 million	$22.3 million	-28%
Gross Profit	$10.6 million	$9.6 million	+11%
Gross Margin	66.1%	43.1%	+53%
Net Income Attributable to Common Shareholders	$5.5 million	$7.6 million	-28%
Adjusted Net Income Attributable to Common Shareholders(1)	$5.3 million	$5.7 million	-8%
EPS (Diluted)	$0.28	$0.38	-26%
Adjusted EPS (Diluted)(1)	$0.27	$0.29	-7%

(1) Non-GAAP net income and EPS excludes $0.2 million non-cash gain on deconsolidation of a subsidiary and $1.9 million non-cash gain related to changes in fair value of warrants for the six month periods ended June 30, 2011 and 2010, respectively.

Revenues for the first half of 2011 decreased 28% to $16.1 million from the first half of 2010. Revenues from the internet advertising and marketing business segment remained flat year-over-year at $12.5 million, representing 78% of total sales, while TV advertisement revenues fell 71% to $2.8 million. This shift in revenue mix is consistent with management’s strategic decision to allocate more capital to the Company’s higher margin internet advertising and marketing service businesses.

1H 2011 Revenue Breakdown By Business Unit (USD in thousands) (unaudited)

	1H 2011%		1H 2010%		% Change
Internet Advertisement	$12,541	78%	$12,580	57%	--
TV Advertisement	$2,777	17%	$9,424	42%	-71%
Bank Kiosk	$275	2%	$263	1%	+5%
Brand Mgmt. & Sales Channel Expansion	$500	3%	--	--	--

Total cost of sales for the first half of 2011 was $5.5 million compared to $12.7 million for the same period in 2010. Gross profit for the first half of 2011 was $10.6 million, representing gross margin of 66.1%, compared to $9.6 million in gross profit and a gross margin of 43.1% in the first half of 2010. Internet advertisement and TV advertisement generated gross margins of 75% and 22% in the six months ended June 30, 2011 compared to 73% and 2% in the same period a year ago, respectively.

Operating expenses for the six months ended June 30, 2011 were approximately $4.2 million, up 29% from the period a year ago. Selling expenses for the first half of 2011 increased by 21% to $1.6 million. Research and development expenses grew by 119% year-over-year to $0.7 million.

Operating income for the first half of 2011 increased by 1% over the prior year to $6.4 million. Operating margins improved 1,145 basis points year-over-year to 39.9%.

GAAP net income attributable to common shareholders for the first half of 2011 was $5.5 million. Adjusted net income attributable to common shareholders was $5.3 million and $5.7 million in the first half of 2011 and 2010, respectively. Adjusted diluted net income per share was $0.27 in the first half of 2011 compared to $0.29 in the same period in 2010, based on 20.4 million and 20.9 million outstanding shares, respectively.

Balance Sheet and Cash Flow

The Company had $16.4 million in cash and equivalents on June 30, 2011, compared to $15.6 million on December 31, 2010, working capital of $27.8 million, compared to $26.6 million on December 31, 2010, and a current ratio of 5.4 to 1 compared 5.3 to 1 on December 31, 2010. The Company generated $4.1 million of cash flows from operations in the first six months of 2011. Accounts receivable were $6.7 million on June 30, 2011, up from $4.3 million on December 31, 2010, with days sales outstanding of 75 days compared to 39 days.

Guidance for 2011

Due to uncertainties surrounding the economic environment and monetary policies in China and its impact on small business customers, ChinaNet will no longer provide financial guidance. The Company will continue to communicate relevant news to investors as they occur.

Business Updates

ChinaNet is focused on strategically expanding its growing internet advertising and marketing services business. Currently, 28.com, which connects SME franchisors with new franchisees, generates the majority of revenues.

To further streamline its internal operations and roll-out of new services, the Company reorganized into four fully integrated advertising, marketing and management services platforms which cover the sales channel expansion process and include: Social Networking Services (SNS) Information, Advertising and Marketing (A&M), Brand Management & Sales Channel Building (BMSCB), and Management Tools. ChinaNet expects to generate higher revenues, reduce costs, and increase return on invested capital by leveraging these integrated platforms to improve its marketing reach and services deployment across a broader range of franchisors, SMEs and entrepreneurs.

On May 26, 2011, the Company officially launched www.liansuo.com for public testing, a dedicated online portal focused exclusively on serving larger, higher-value branded franchise business owners through an integrated full service advertising and marketing platform, Liansuo.com, which  strives to become the leading destination for premium franchise owners and currently lists over 2,000 trial customers on its site as of June 30, 2011 (with 86 paying customers). By creating the most comprehensive site for qualified entrepreneurs and high quality franchise opportunities and a dedicated sales team of 12 experienced individuals, Liansuo.com plans to expand a larger base of loyal and new clients who pay recurring fees to ChinaNet for advertising, brand management and software tools.

BMSCB continued to gain momentum in the second quarter where ChinaNet has serviced 46 customers to date with current average revenue of $10,000 per contract for either brand consulting or sales channel building service. Zhaoshangke.com is a new portal that ChinaNet plans to officially launch in September 2011, and will provide services which will enable non franchised SME's to transform themselves into branded players. ChinaNet's value proposition includes: business plan development, managing sales and marketing, securing qualified entrepreneurs to run retail stores or sales locations. The Company currently has 56 enterprises signed up for this platform and is currently implementing full-suite service for 12 on a revenue sharing basis, including companies operating in the food and clothing industry.

ChinaNet was selected as a top 100 Small and Medium-sized High-Tech Enterprise in the Zhongguancun National Independent Innovation Demonstration Zone in 2010, which is a technology hub in Beijing and is akin to the Silicon Valley. ChinaNet received this distinction for its innovative online marketing technology. Zhongguancun National Independent Innovation Demonstration Zone Core Area's top 100 enterprises are selected by Haidian District People's Government according to the selected company's total financial strength, growth rate, R&D capabilities, and other relevant criteria.

Conference Call

The conference call will take place at 9:00 am ET on Tuesday, August 16, 2011. Interested participants should call 1 877-317-6776 when calling within the United States or +1 412-317-6776 when calling internationally. When prompted on dial-in, ask for "ChinaNet Online Holdings Second Quarter 2011 Conference Call”.

A playback will be available through August 23, 2011. To listen, please call +1-877-344-7529 within the United States or +1-412-317-0088 if calling internationally. Utilize the pass code 10003194 for the replay.

This call is being webcast by MZ Technologies and can be accessed by clicking on the following link: http://webcast.mz-ir.com/publico.aspx?codplataforma=3088.

About ChinaNet Online Holdings, Inc.

The Company, a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI ("ChinaNet"), a leading B2B fully integrated internet service provider for small and medium companies (SMEs) to expand their sales networks in China. Founded in 2003 and based in Beijing, PRC, the Company's services include its 28.com portal to connect SME franchisors with new franchisees, Internet advertising and marketing with other value-added communication channels, brand management & sales channel solutions, and cloud-based management tools (introduced in 2011). Website: http://www.chinanet-online.com.

Safe Harbor

This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

About Non-GAAP Financial Measures

To supplement our consolidated financial statements, which statements are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: adjusted net income and adjusted EPS (basic and diluted). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our "recurring core business operating results." We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

	Six months ended June 30,
	2011		2010
	GAAP	NON GAAP	GAAP	NON GAAP
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Income from operations	$6,426	$6,426	$6,342	$6,342
Other income (expenses):
Changes in fair value of warrants	-	-	1,861	-
Share of losses in equity investment affiliates	(105)	(105)	-	-
Gain on deconsolidation of subsidiary	230	-	-	-
Interest income	4	4	4	4
Other income (other expenses)	5	5	3	3
	134	(96)	1,868	7
Income before income tax expense	6,560		8,210
Adjusted income before income tax expense		6,330		6,349
Income tax expense	751	751	279	279
Net income	5,809		7,931
Adjusted net income		5,579		6,070
Net (income)/ loss attributable to noncontrolling interest	(3)	(3)	77	77
Net income attributable to ChinaNet Online Holdings, Inc.	$5,806		$8,008
Adjusted net income attributable to ChinaNet Online Holdings, Inc.		$5,576		$6,147

Dividend for series A convertible preferred stock	(322)	(322)	(422)	(422)
Net income attributable to common shareholders of ChinaNet Online Holdings, Inc.	$5,484		$7,586

Adjusted net income attributable to common shareholders of ChinaNet Online Holdings, Inc.		$5,254		$5,725

Earnings per common share-Basic	$0.32		$0.46
Adjusted earnings per common share-Basic		$0.30		$0.35
Earnings per common share-Diluted	$0.28		$0.38
Adjusted earnings per common share-Diluted		$0.27		$0.29

Weighted average number of common shares outstanding:
Basic	17,387,336	17,387,336	16,542,966	16,542,966
Diluted	20,410,724	20,410,724	20,900,374	20,900,374

Contact:

MZ-HCI
Ted Haberfield, President
Direct:    +1-760-755-2716
Email:     thaberfield@hcinternational.net

-- FINANCIAL TABLES –

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS

	June 30, 2011	December 31, 2010
	(US $)	(US $)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$16,447	$15,590
Restricted cash	189	-
Accounts receivable	6,685	4,319
Other receivables	6,645	7,811
Prepayment and deposit to suppliers	3,596	3,325
Due from equity investment affiliates	42	-
Due from related parties	451	185
Deposit for acquisitions	-	1,512
Other current assets	34	31
Total current assets	34,089	32,773

Investment in and loan to equity investment affiliates	7,840	7,162
Property and equipment, net	1,945	2,010
Intangible assets, net	1,845	51
Prepayment for purchase of intangibles	1,436	-
Contingent consideration receivable	117	-
Goodwill	1,931	-
Total Assets	$49,203	$41,996

Liabilities and Equity
Current liabilities:
Accounts payable	$438	$174
Advances from customers	673	2,120
Other payables	109	10
Accrued payroll and other accruals	406	470
Payable for acquisitions	727	-
Due to related parties	158	291
Due to Control Group	-	81
Due to director	413	559
Taxes payable	3,054	2,193
Dividend payable	294	255
Total current liabilities	6,272	6,153

Long-term liabilities:
Deferred tax liability-non current	448	-
Long-term borrowing from director	135	132
Total Liabilities	6,855	6,285
Commitments and contingencies

Equity:
Series A convertible preferred stock (US$0.001 par value; authorized 8,000,000 shares; issued and outstanding 2,403,289 and 2,877,600 shares at June 30, 2011 and December 31, 2010, respectively; aggregate liquidation preference amount: $6,302 and $7,449, including accrued but unpaid dividends of $294 and $255, at June 30, 2011 and December 31, 2010, respectively)	2	3
Common stock (US$0.001 par value; authorized 50,000,000 shares; issued and outstanding 17,576,631 shares and 17,102,320 shares at June 30, 2011 and December 31, 2010, respectively)	18	17
Additional paid-in capital	18,724	18,614
Statutory reserves	1,587	1,587
Retained earnings	20,114	14,630
Accumulated other comprehensive income	1,651	930
Total ChinaNet Online Holdings, Inc.’s stockholders’ equity	42,096	35,781

Noncontrolling interest	252	(70)
Total equity	42,348	35,711

Total Liabilities and Equity	$49,203	$41,996

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the six months ended June 30,		For the three months ended June 30,
	2011	2010	2011	2010
	(US $)	(US $)	(US $)	(US $)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales
To unrelated parties	$15,636	$21,660	$8,814	$11,627
To related parties	457	607	267	413
	16,093	22,267	9,081	12,040
Cost of sales
From unrelated parties	4,690	12,663	2,831	5,936
From related party	768	-	606	-
	5,458	12,663	3,437	5,936

Gross margin	10,635	9,604	5,644	6,104

Operating expenses
Selling expenses	1,620	1,337	908	911
General and administrative expenses	1,865	1,595	975	801
Research and development expenses	724	330	372	196
	4,209	3,262	2,255	1,908

Income from operations	6,426	6,342	3,389	4,196

Other income (expenses):
Changes in fair value of warrants	-	1,861	-	-
Interest income	4	4	3	2
Share of losses in equity investment affiliates	(105)	-	(59)	-
Gain on deconsolidation of subsidiary	230	-	-	-
Other income (expenses)	5	3	(1)	3
	134	1,868	(57)	5
Income before income tax expense and noncontrolling interest	6,560	8,210	3,332	4,201
Income tax expense	751	279	319	65
Net income	5,809	7,931	3,013	4,136
Net (income) / loss attributable to noncontrolling interest	(3)	77	(19)	77
Net income attributable to ChinaNet Online Holdings, Inc.	5,806	8,008	2,994	4,213

Dividend of Series A convertible preferred stock	(322)	(422)	(153)	(193)

Net income attributable to common stockholders of ChinaNet Online Holdings, Inc.	$5,484	$7,586	$2,841	$4,020

Earnings per share
Earnings per common share
Basic	$0.32	$0.46	$0.16	$0.24
Diluted	$0.28	$0.38	$0.15	$0.20

Weighted average number of common shares outstanding:
Basic	17,387,336	16,542,966	17,528,785	16,848,023
Diluted	20,410,724	20,900,374	20,005,962	20,742,817

CHINANET ONLINE HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six months ended June 30,
	2011	2010
	(US $)	(US $)
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net income	$5,809	$7,931
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	470	163
Share-based compensation expenses	172	121
Changes in fair value of warrants	-	(1,861)
Share of (earnings) losses in equity investment affiliates	105	-
Gain on deconsolidation of subsidiary	(230)	-
Gain on disposal of property and equipment	(3)	-
Deferred taxes	(46)	-
Changes in operating assets and liabilities
Accounts receivable	(2,171)	(1,559)
Other receivables	1,320	2,110
Prepayment and deposit to suppliers	(309)	(1,343)
Due from related parties	(258)	228
Other current assets	(2)	(238)
Accounts payable	258	38
Advances from customers	(1,477)	31
Accrued payroll and other accruals	(50)	95
Due to Control Group	(81)	(4)
Due to director	(147)	162
Due to related parties	(137)	(24)
Other payables	77	(6)
Taxes payable	797	339
Net cash provided by operating activities	4,097	6,183

Cash flows from investing activities
Purchases of property and equipment	(152)	(110)
Purchase of intangible assets	(11)	(4)
Prepayment for purchase of intangibles	(1,418)	-
Restricted cash for incorporation of subsidiaries	(186)	-
Cash from acquisition of subsidiaries	24	-
Cash effect on deconsolidation of a subsidiary	(182)	-
Payment for acquisition of subsidiaries	(1,451)	-
Net cash used in investing activities	(3,376)	(114)

Cash flows from financing activities
Cash investment contributed by noncontrolling interest	224	143
Dividend paid to Series A convertible preferred stockholders	(283)	(284)
Increase of short-term loan to third parties	-	(2,034)
Net cash used in financing activities	(59)	(2,175)

Effect of exchange rate fluctuation on cash and cash equivalents	195	37

Net increase (decrease) in cash and cash equivalents	857	3,931
Cash and cash equivalents at beginning of the period	15,590	13,917
Cash and cash equivalents at end of the period	$16,447	$17,848